Exhibit 99.1
February 16, 2012
DTE Energy reports solid 2011 results
~ Company provides 2012 operating earnings guidance of $3.65 to $3.95 per share
DETROIT — DTE Energy (NYSE:DTE) today reported 2011 earnings of $711 million, or $4.18 per diluted share, compared with $630 million, or $3.74 per diluted share in 2010. Reported earnings in 2011 include an $87 million, or $0.50 per diluted share, non-cash adjustment to income tax expense related to the enactment of the Michigan Corporate Income Tax in May of 2011.
2011 operating earnings were $633 million, or $3.73 per diluted share, compared with 2010 operating earnings of $607 million, or $3.60 per diluted share. Combined operating earnings at DTE’s electric and gas utilities in Michigan grew slightly. Higher earnings at DTE’s Energy Trading business were offset by lower earnings at Power & Industrial Projects. Reductions in Corporate & Other costs also contributed to the earnings improvement. Operating earnings exclude non-recurring items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.
Gerard M. Anderson, DTE Energy’s chairman, president and CEO said he was proud of the company’s 2011 performance and its contribution to Michigan’s recovery. “As one of the largest investors in the state of Michigan, DTE Energy is delivering on its commitment to be a force for renewed growth and prosperity in the communities we serve.” Anderson said. “As part of our involvement in the Pure Michigan Business Connect Initiative, we pledged to invest $750 million in new business with Michigan-based suppliers over the next five years.
“We got off to a great start on this initiative in 2011, increasing our purchases from Michigan companies by nearly $125 million to approximately $600 million,” Anderson added. “Our experience shows that Michigan companies deliver quality products at a competitive price. Doing business with them is a win-win situation; it’s good for both our state and DTE Energy.”
Outlook for 2012
DTE Energy announced 2012 operating earnings guidance of $3.65 to $3.95 per diluted share.
“I am pleased with our solid financial and operational results in 2011,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We made good progress in our multi-year plan to invest in renewable energy, environmental controls, and system reliability. These investments will benefit our customers by increasing our ability to deliver cleaner, more reliable energy. At the same time, we continue to tightly control our cost structure to help keep energy affordable for our customers.”
When highlighting recent investments, Meador noted:
•	DTE Energy invested more than $600 million in 2011 in projects and programs to improve electrical system reliability.

•	In 2011, 64 turbines were erected as part of the company’s Gratiot Wind Park. When completed, this will be the state’s largest wind farm with over 130 turbines spanning approximately 30,000 acres. This project will also generate tax revenues for schools, fire and police protection, road repair and other improvements.

•	DTE started construction of the Michigan Thumb Wind Projects, its next big wind park project. This represents a $250 million investment and is expected to be operational by the end of 2012.

•	DTE Energy was presented the “Utility Green Power Program of the Year” award by the U.S. Department of Energy (DOE) for its leadership in promoting renewable energy through the company’s GreenCurrents program.

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Anderson and Meador at 9:00 a.m. ET Thursday, February 16, to discuss 2011 earnings results and 2012 guidance. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com. The telephone dial-in numbers are US/CAN Toll free: (877) 548-7914 or Int’l Toll: (719) 325-4805. The passcode is 2033474. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to March 1. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 2033474.
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
In this release, DTE Energy discusses 2012 operating earnings guidance. It is likely that certain items that impact the company’s 2012 reported results will be excluded from operating results. Reconciliations to the comparable 2012 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; changes in the economic and financial viability of suppliers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of unconventional gas resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and risks discussed in public filings with the SEC. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and Detroit Edison’s 2010 Forms 10-K and 2011 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.

For further information, members of the media may contact:

Scott Simons, (313) 235-8808	Len Singer, (313) 235-8809

Analysts — for further information:
Kurt Wasiluk, (313) 235-7726	Mark Rolling, (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in Millions, Except per Share Amounts)	2011	2010	2011	2010
Operating Revenues	$2,173	$2,173	$8,897	$8,557

Operating Expenses

Fuel, purchased power and gas	829	824	3,537	3,190
Operation and maintenance	680	680	2,628	2,578
Depreciation, depletion and amortization	243	252	995	1,027
Taxes other than income	74	77	313	308
Asset (gains) and losses, reserves and impairments, net	1	(10)	1	(10)

	1,827	1,823	7,474	7,093

Operating Income	346	350	1,423	1,464

Other (Income) and Deductions
Interest expense	124	131	494	549
Interest income	(2)	(3)	(10)	(12)
Other income	(58)	(16)	(117)	(78)
Other expenses	38	23	69	55

	102	135	436	514

Income Before Income Taxes	244	215	987	950
Income Tax Expense	87	59	267	311

Net Income	157	156	720	639
Less: Net Income Attributable to Noncontrolling Interests	7	4	9	9

Net Income Attributable to DTE Energy Company	$150	$152	$711	$630

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.88	$0.90	$4.19	$3.75

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.88	$0.90	$4.18	$3.74

Weighted Average Common Shares Outstanding
Basic	169	169	169	168
Diluted	170	170	170	169
Dividends Declared per Common Share	$0.59	$0.56	$2.32	$2.18

DTE Energy Company
Segment Net Income

	Three Months Ended December 31
	2011			2010
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$89	$—	$89	$98	$(3)B	$95

Gas Utility	41	—	41	35	—	35

Non-utility Operations
Gas Storage and Pipelines	15	—	15	15	—	15

Unconventional Gas Production	(1)	—	(1)	(2)	—	(2)

Power and Industrial Projects	11	—	11	19	—	19

Energy Trading	16	—	16	6	—	6

Total Non-utility operations	41	—	41	38	—	38

Corporate and Other	(21)	1A	(20)	(19)	—	(19)

Net Income Attributable to DTE Energy Company	$150	$1	$151	$152	$(3)	$149

Adjustments key

A)	Income tax adjustment related to Michigan Corporate Income Tax.

B)	Detroit Edison settlement with Detroit Thermal.

DTE Energy Company
Segment Diluted Earnings Per Share

	Three Months Ended December 31
	2011			2010
	Reported		Operating	Reported		Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$0.52	$—	$0.52	$0.58	$(0.02) B	$0.56

Gas Utility	0.24	—	0.24	0.20	—	0.20

Non-utility Operations
Gas Storage and Pipelines	0.09	—	0.09	0.09	—	0.09

Unconventional Gas Production	(0.01)	—	(0.01)	(0.01)	—	(0.01)

Power and Industrial Projects	0.07	—	0.07	0.11	—	0.11

Energy Trading	0.09	—	0.09	0.04	—	0.04

Total Non-utility operations	0.24	—	0.24	0.23	—	0.23

Corporate and Other	(0.12)	0.01 A	(0.11)	(0.11)	—	(0.11)

Net Income Attributable to DTE Energy Company	$0.88	$0.01	$0.89	$0.90	$(0.02)	$0.88

Adjustments key

A)	Income tax adjustment related to Michigan Corporate Income Tax.

B)	Detroit Edison settlement with Detroit Thermal.

DTE Energy Company
Segment Net Income

	Twelve Months Ended December 31
	2011			2010
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$434	$9 A	$443	$441	$(3) C	$438

Gas Utility	110	—	110	127	(20) D	107

Non-utility Operations
Gas Storage and Pipelines	57	—	57	51	—	51

Unconventional Gas Production	(6)	—	(6)	(11)	—	(11)

Power and Industrial Projects	38	—	38	85	—	85

Energy Trading	52	—	52	6	—	6

Total Non-utility operations	141	—	141	131	—	131

Corporate and Other	26	(87) B	(61)	(69)	—	(69)

Net Income Attributable to DTE Energy Company	$711	$(78)	$633	$630	$(23)	$607

Adjustments key

A)	Fermi asset retirement obligation.

B)	Income tax adjustment due to enactment of Michigan Corporate Income Tax in May 2011.

C)	Detroit Edison settlement with Detroit Thermal.

D)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

DTE Energy Company
Segment Diluted Earnings Per Share

	Twelve Months Ended December 31
	2011			2010
	Reported		Operating	Reported		Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$2.55	$0.05 A	$2.60	$2.62	$(0.02) C	$2.60

Gas Utility	0.65	—	0.65	0.75	(0.12) D	0.63

Non-utility Operations
Gas Storage and Pipelines	0.34	—	0.34	0.30	—	0.30

Unconventional Gas Production	(0.04)	—	(0.04)	(0.06)	—	(0.06)

Power and Industrial Projects	0.22	—	0.22	0.50	—	0.50

Energy Trading	0.31	—	0.31	0.04	—	0.04

Total Non-utility operations	0.83	—	0.83	0.78	—	0.78

Corporate and Other	0.15	(0.50) B	(0.35)	(0.41)	—	(0.41)

Net Income Attributable to DTE Energy Company	$4.18	$(0.45)	$3.73	$3.74	$(0.14)	$3.60

Adjustments key

A)	Fermi 1 asset retirement obligation.

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Detroit Edison settlement with Detroit Thermal.

D)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.